Filed Pursuant to Rule 424(b)(3)
Registration No. 333-123859

PROSPECTUS SUPPLEMENT
(to prospectus dated June 6, 2005
and supplemented July 12, 2005,
July 27, 2005, September 30, 2005,
December 28, 2005, January 26, 2006
and March 16, 2006)

$125,000,000

AudioCodes Ltd.

2.00% Senior Convertible Notes due 2024
and
Ordinary Shares Issuable Upon Conversion of the Notes

        This prospectus supplement supplements the prospectus dated June 6, 2005 and supplemented July 12, 2005, July 27, 2005, September 30, 2005, December 28, 2005, January 26, 2006 and March 16, 2006 (the “prospectus”) of AudioCodes Ltd. relating to the resale by certain of our securityholders or by their transferees, pledgees, donees or other successors (the “selling securityholders”) of up to $125,000,000 aggregate principal amount of our 2.00% Senior Convertible Notes due 2024 and our ordinary shares issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

SELLING SECURITYHOLDERS

        Set forth below, among other things, are the names and addresses of selling securityholders who were identified in the prospectus and for whom the information set forth in the prospectus has changed, the principal amount of the notes beneficially owned by and that may be offered by such selling securityholders pursuant to the prospectus and the number of ordinary shares into which the notes owned by such selling securityholders are convertible. All information concerning beneficial ownership is based upon information provided to us by the selling securityholders. The table of selling securityholders appearing under the heading “Selling Securityholders” in the prospectus is hereby amended to amend the information provided for “San Diego County Employees Retirement Association”, “Zazove Convertible Arbitrage Fund, L.P.” and “Zazove Hedged Convertible Fund, L.P.”

Name and Address of Selling Securityholder	Aggregate Principal Amount of Notes Beneficially Owned That May Be Offered For Resale	Percentage of Outstanding Notes Beneficially Owned Prior to Any Resale(1)	Percentage of Outstanding Notes Beneficially Owned if All Notes That May Be Offered Hereby are Resold(1)	Ordinary Shares Beneficially Owned Upon Conversion of the Notes That May Be Offered for Resale(2)	Percentage of Equity Capital Beneficially Owned Prior to Any Resale(2)(3)	Ordinary Shares Beneficially Owned if All Ordinary Shares That May Be Offered Hereby are Resold	Percentage of Ordinary Shares Beneficially Owned if All Ordinary Shares That May Be Offered Hereby are Resold

San Diego County Employees
Retirement Association (4)
940 Southwood Blvd. Suite 200
Incline Village, NV 89451	$2,050,000	1.96%(5)	*	109,567	*	21,378(5)	*

Zazove Convertible Arbitrage
Fund, L.P. (6)
940 Southwood Blvd. Suite 200
Incline Village, NV 89451	$4,850,000	4.04%(7)	*	259,219	*	10,689(7)	*

Zazove Hedged Convertible
Fund, L.P. (8)
940 Southwood Blvd. Suite 200
Incline Village, NV 89451	$3,000,000	2.72%(9)	*	160,342	*	21,378(9)	*

* Less than 1%.
(1) Assumes $125,000,000 aggregate principal amount of notes outstanding.
(2) Assumes conversion of all of the holder’s notes at a conversion rate of 53.4474 ordinary shares per $1,000 principal amount of notes. This conversion rate will be subject to adjustment as described in the prospectus in the section entitled “Description of Notes – Conversion Rights.” As a result, the number of ordinary shares issuable upon conversion of the notes may increase or decrease in the future.
(3) Includes ordinary shares issuable upon conversion of the notes beneficially owned by the selling securityholder, as reflected in the fifth column of this table. Calculated based on Rule 13d-3(d)(1) of the Exchange Act, assuming 40,154,705 ordinary shares outstanding as of March 31, 2005.
(4) Gene T. Pretti is the controlling person of the selling securityholder. Zazove Associates, LLC, a registered investment advisor, exercises discretionary authority on behalf of the selling securityholder.
(5) Includes $400,000 principal amount of notes beneficially owned by the selling securityholder that may not be offered for resale pursuant to this prospectus and the ordinary shares issuable upon conversion of such notes.
(6) Gene T. Pretti is the controlling person of the selling securityholder. Zazove Associates, LLC, a registered investment advisor, is the general partner of the selling securityholder.
(7) Includes $200,000 principal amount of notes beneficially owned by the selling securityholder that may not be offered for resale pursuant to this prospectus and the ordinary shares issuable upon conversion of such notes.
(8) Gene T. Pretti is the controlling person of the selling securityholder. Zazove Associates, LLC, a registered investment advisor, is the general partner of the selling securityholder.
(9) Includes $400,000 principal amount of notes beneficially owned by the selling securityholder that may not be offered for resale pursuant to this prospectus and the ordinary shares issuable upon conversion of such notes.

The date of this prospectus supplement is September 18, 2006